                                                  This filing is made pursuant
                                                  to Rule 424(b)(3) under
                                                  the Securities Act of
                                                  1933 in connection with
                                                  Registration No. 33-56561

PROSPECTUS

             (LOGO)    HAWAIIAN ELECTRIC INDUSTRIES, INC.
                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                            ------------------------

                        2,500,000 SHARES OF COMMON STOCK
                              (WITHOUT PAR VALUE)
                            ------------------------

    Hawaiian Electric Industries, Inc. (the "Company") is offering a convenient method of purchasing additional shares of the Company's Common Stock pursuant to the Hawaiian Electric Industries, Inc. Dividend Reinvestment and Stock Purchase Plan (the "Plan") with dividends paid on the Company's common stock ("Common Stock"), with dividends paid on the preferred stock ("Preferred Stock") of its electric utility subsidiaries, and with optional cash payments. Any person or entity, whether or not a holder of Common Stock or Preferred Stock, is eligible to join the Plan, subject to applicable laws and regulations and the requirements of the Plan. The Company's electric utility subsidiaries are Hawaiian Electric Company, Inc. and its subsidiaries Maui Electric Company, Limited and Hawaii Electric Light Company, Inc.

    Participants in the Plan may:

     - Reinvest all or a portion of cash dividends on Common Stock or Preferred Stock registered in their names or in their Plan accounts.

    - Purchase Common Stock with an initial cash payment of at least $100.

    - Make additional optional purchases of Common Stock of at least $25 up to a maximum of $100,000 per calendar year, including any initial purchase.

    - Receive, upon written request, certificates for whole shares of Common Stock credited to their Plan accounts.

    - Deposit certificates representing Common Stock into the Plan for safekeeping.

    - Sell shares of Common Stock credited to their Plan accounts through the Plan.

    Shares of Common Stock will, at the option of the Company, be newly issued shares purchased from the Company or shares purchased on the open market or a combination of both. Purchases on the open market will be effected through an independent agent appointed by the Company. The Common Stock is listed on the New York and Pacific Stock Exchanges. The closing price of the Common Stock on December 22, 1995 on the New York Stock Exchange was $39.

    The purchase price of newly issued shares of Common Stock purchased under the Plan will be the average of the high and low sales prices for Common Stock on the composite tape for stocks listed on the New York Stock Exchange on the business day prior to the purchase. The purchase price of Common Stock purchased on the open market will be the weighted average price per share of the aggregate number of shares purchased during the applicable investment period. The Company pays the costs of administration of the Plan, except that Plan participants bear the cost of brokerage fees, service charges and taxes incurred upon disposition of shares, and, commencing January 1, 1996, the Company will charge participants who reinvest Common Stock or Preferred Stock dividends a fee of $0.50 per quarter (subject to change with prior notice) to defray in part the administrative costs of the Plan incurred by the Company. (See Question 10.)

    To the extent required by applicable law in certain jurisdictions, shares of Common Stock offered under the Plan to persons not presently record holders of Common Stock may be offered only through a registered broker/dealer in such jurisdictions.

    This Prospectus relates to shares of Common Stock available for purchase under the Plan, and describes the Plan as amended to date. Please retain it for future reference.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                     THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

               THE DATE OF THIS PROSPECTUS IS DECEMBER 27, 1995.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, collectively referred to as the "Registration Statement") with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, which may be inspected without charge at the principal office of the Commission in Washington, D.C. and copies of all or parts of which may be obtained from the Commission upon payment of the prescribed fees.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Commission. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Regional Offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates. Written requests for such material should be addressed to the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, on which Exchanges the Company's Common Stock is listed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 1-8503) under the Exchange Act are incorporated herein by reference: (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1994; (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; (3) The Company's Current Reports on Form 8-K dated December 11, 1995 and December 13, 1995; (4) The description of the Common Stock of the Company contained in the Registration Statement for such Common Stock filed under Section 12 of the Exchange Act, and in past and future amendments thereto and in those portions of periodic reports filed under the Exchange Act for the purpose of updating such description, as such description was most recently updated in the Company's Current Report on Form 8-K dated March 30, 1994; and (5) All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all Common Stock offered hereby has been sold or which deregisters all securities then remaining unsold.

     The documents incorporated herein by reference are sometimes hereinafter called the "Incorporated Documents." Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement in this Prospectus or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Stock Transfer Division, Hawaiian Electric Industries, Inc., P.O. Box 730, Honolulu, Hawaii 96808-0730, telephone:
(808) 532-5841.

                                  THE COMPANY

     Hawaiian Electric Industries, Inc. ("HEI" or the "Company") is a holding company with subsidiaries engaged in the electric utility, savings bank, freight transportation and real estate development businesses, in each case primarily or exclusively in the State of Hawaii. HEI was incorporated under the laws of the State of Hawaii in July 1981. Through a corporate reorganization effective on July 1, 1983, HEI became the parent of Hawaiian Electric Company, Inc. ("HECO"), which had been incorporated under the laws of the Kingdom of Hawaii in 1891, and the common stockholders of HECO became the stockholders of HEI. HEI's executive offices are located at 900 Richards Street, Honolulu, Hawaii 96813, and its telephone number is (808) 543-5662.

     HECO and its subsidiaries, Maui Electric Company, Limited ("MECO") and Hawaii Electric Light Company, Inc. ("HELCO"), are regulated operating electric public utilities providing the only electric public utility service on the islands of Oahu, Maui, Hawaii, Lanai and Molokai, on which islands reside approximately 95 percent of the population of the State. The Company's other activities are carried out by its other direct and indirect subsidiaries. American Savings Bank, F.S.B., acquired in 1988, was the fourth largest financial institution in Hawaii based on total assets of $3.2 billion, and the third largest financial institution based on deposits of $2.2 billion, at June 30, 1995. Hawaiian Tug & Barge Corp., acquired in 1986, provides interisland marine transportation services and owns Young Brothers, Limited, a regulated interisland cargo carrier. Malama Pacific Corp., formed in 1985, and its subsidiaries engage in real estate development activities either directly or through joint ventures and currently have no plans to invest in new projects. HEI Investment Corp. was formed in 1984 to make long-term, passive, financial investments and currently plans no new investments. HEI Power Corp. was formed in 1995 to pursue independent power projects in Asia and the Pacific and will also pursue energy conservation projects in Hawaii and the Pacific.

     HEI is a legal entity separate and distinct from its various subsidiaries. As a holding company with no significant operations of its own, the principal sources of its funds are dividends or other distributions from its operating subsidiaries, borrowings and sales of equity. The ability of certain of the Company's subsidiaries to pay dividends or make other distributions to the Company is subject to contractual and regulatory restrictions, including the provisions of an agreement with the Hawaii Public Utilities Commission and the capital distribution regulations of the Office of Thrift Supervision, as well as restrictions and limitations set forth in debt instruments, preferred stock resolutions and guarantees.

                            DESCRIPTION OF THE PLAN

     The following is a summary in question and answer form of the principal provisions of the Plan. This summary does not purport to be complete nor to modify the Plan, and is qualified in its entirety by reference to the provisions of the Plan. In case of any conflict, the provisions of the Plan will govern.

PURPOSE OF THE PLAN

     1. What is the purpose of the Plan?

     The purpose of the Plan is to provide holders of record of Common Stock and/or Preferred Stock, and any other individual of legal age and any entity ("Non-holder"), with a convenient method of buying Common Stock using their cash dividends and/or making optional cash purchases.

CERTAIN FEATURES OF THE PLAN

     2. What are some of the important features of the Plan?

     --A participant may elect to have cash dividends on all or a portion of the participant's shares of Common Stock or Preferred Stock automatically reinvested. (See Question 9.)

     --A participant may purchase Common Stock each month with optional cash payments of not less than $25 per payment and not more than an aggregate of $100,000 per calendar year. (See Questions 18 and 19.)

     --Any individual of legal age or entity may join the Plan by making a minimum initial cash investment of $100 (maximum of $100,000). (See Questions 6 and 7.)

     --No brokerage commissions are paid by participants in connection with purchases under the Plan, but such commissions are paid on all sales under the Plan. (See Question 10.)

     --A participant may have the Administrator sell all or any of his or her Plan shares, subject to certain charges. (See Questions 10 and 32-36.)

     --Full investment of funds is possible under the Plan (subject to minimum and maximum purchase requirements) because both full and fractional shares will be credited to the participant's Plan account. (See Question 14.)

     --A participant may deposit any or all the participant's shares of Common Stock with the Administrator for safekeeping and will receive credit to the participant's Plan account for such shares. (See Question 23.)

     --No interest is paid on reinvested dividends or optional cash payments received by the Plan. (See Question 15.)

     --Each participant will receive periodic statements of account. (See Questions 20 and 21.)

ADMINISTRATION OF THE PLAN

     3. Who administers the Plan?

     The administrator of the Plan (the "Administrator") keeps records, sends periodic statements to participants and performs other clerical and administrative duties relating to the Plan. The Stock Transfer Division of the Company presently serves as the Administrator. The Company believes that the Stock Transfer Division's position as Administrator, as compared to that of a registered broker-dealer or federally insured banking institution, poses no additional material risks to participants. The Company believes this because the Stock Transfer Division's duties are limited to clerical and administrative tasks such as keeping records and sending periodic statements, because the Company has an errors and omissions policy which covers the Stock Transfer Division, and because the Company has established an escrow with a bank to hold optional cash payments pending investment pursuant to the Plan, thereby reducing the risk to participants. (See Question 18.)

     4. Who should I contact with questions concerning the Plan and its administration?

     For all communications about the Plan, please contact:

                       HAWAIIAN ELECTRIC INDUSTRIES, INC.
            ATTENTION: DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                                  P.O. BOX 730
                            HONOLULU, HI 96808-0730
                           Telephone: (808) 532-5841
                           Facsimile: (808) 532-5868

     5. Who holds the shares credited to participants' Plan accounts?

     Shares of Common Stock purchased under the Plan are registered in the name of an independent trustee (the "Trustee"). Hawaiian Trust Company, Limited currently serves as Trustee under the Plan.

PARTICIPATION IN THE PLAN

     6. Who is eligible to participate?

     Any person or entity, whether or not a holder of Common Stock or Preferred Stock, is eligible to join the Plan, provided that (i) such person or entity fulfills the prerequisites for participation described under Question 7, and
(ii) participation would not violate securities or other laws of the state, territory or country where the participant resides that are applicable to the Company, the Plan or the participant. A beneficial owner of Common Stock and/or Preferred Stock whose shares are registered in the name of another (e.g., a broker or bank nominee), if the owner would like such shares to participate in the Plan, must first either have the shares transferred into such beneficial owner's name or, in the case of Common Stock only, to the Trustee for safekeeping. The Company reserves the right to restrict participation in the Plan if it believes that such participation may be contrary to the general intent of the Plan or in violation of applicable law.

     7. How do I enroll?

     Current participants will automatically be participants in the Plan as amended to date, and need do nothing to continue their participation.

     After receiving a copy of this Prospectus, eligible applicants may join the Plan by completing and signing a "Shareholder Authorization Form" (for holders of Common Stock or Preferred Stock) or a "Non-holder Enrollment Form" (for Non-holders). Holders of Common Stock or Preferred Stock may elect in the Form to have dividends reinvested in whole or in part, to make an initial cash investment or to make optional cash investments only. If a participant signs a Shareholder Authorization Form, dividends on all shares of Common Stock and Preferred Stock registered in the participant's name will be reinvested under the Plan, unless the participant elects to receive dividends in whole or in part on the Form. If such a holder does not select an option, all dividends on Common Stock and Preferred Stock in such holder's name, and on Common Stock held under the Plan for the holder, will be reinvested in shares of Common Stock pursuant to the Plan. The execution of a Non-holder Enrollment Form will result in the reinvestment of all dividends held under the Plan for the participant, unless the participant submits a Shareholder Authorization Form and selects a different investment option in that Form. Non-holders must make an initial cash investment of not less that $100 and not more than $100,000.

     Participants may change any of the designations in a Form by signing a new form and submitting it to the Administrator. Any election to reinvest dividends or to change any option with respect thereto will be effective on the next record date after the Administrator receives the new form.

     8. Where can I get Shareholder Authorization Forms and Non-holder Enrollment Forms?

     The Forms may be obtained from the Administrator at the address or by calling the telephone number noted under Question 4.

     9. What investment options are available to participants?

     Each participant must elect one of the following investment options:

     FULL DIVIDEND REINVESTMENT -- Participant automatically reinvests cash dividends on all shares of Common Stock and Preferred Stock.

     PARTIAL DIVIDEND REINVESTMENT -- Participant specifies the number of shares of Common Stock, and the number and class and series of shares of Preferred Stock, as to which the participant wishes to receive cash dividends, and automatically reinvests the remainder of the cash dividends.

     OPTIONAL CASH INVESTMENTS ONLY/NO DIVIDEND REINVESTMENT -- Participant receives cash dividends on all shares of Common Stock and Preferred Stock.

     Under any of the investment options, a participant may make optional cash payments of a minimum of $25 (or a minimum of $100 for the initial investment by a Non-holder) and a maximum of $100,000 per calendar year (including the initial investment) towards the purchase of additional shares of Common Stock. (See Questions 18 and 19.)

FEES AND CHARGES

     10. Are there any fees or charges to a participant in connection with purchases or sales under the Plan?

     Under the Plan, the Company may charge participants fees to recover up to the actual administrative costs of the Plan. Commencing January 1, 1996, to defray in part the costs the Company incurs in administering the Plan, the Company will charge each participant who reinvests Common Stock or Preferred Stock dividends an administrative fee of $0.50 per quarter. This fee will not apply to participants who do not reinvest dividends. The Company reserves the right at any time to change this fee or to charge participants (including those who do not reinvest dividends) other fees, including but not limited to administrative, setup and handling fees. Notices of such future changes or additional fees will be sent to participants at least 60 days prior to their effective date. Participants also bear the cost of brokerage commissions, related service charges and any applicable taxes incurred on all sales of Common Stock through the Plan. (See Question 35.)

PURCHASES UNDER THE PLAN

     11. What is the source of shares purchased under the Plan?

     Common Stock will be obtained through purchases of newly-issued shares from the Company, through open market purchases of shares or through a combination of both methods. The Company will not change the method of acquiring shares of Common Stock more than once in any three-month period.

     12. How will open market purchases of Common Stock be made under the Plan?

     Open market purchases of Common Stock will be made through an independent agent selected by the Company (the "Broker"). The Company will not control or influence the prices or timing of open market purchases made by the Broker, the amount of shares to be purchased (other than specifying the aggregate dollar amount to be invested), the manner of purchase of shares or the selection of a broker or dealer (other than the Broker) through which purchases will be made.

     13. What will be the price of shares of Common Stock purchased under the Plan?

     The price of newly-issued shares purchased directly from the Company will be the average of the high and low sales prices of the Common Stock on the composite tape for stocks listed on the New York Stock Exchange on the business day prior to the Investment Date (as defined under Question 15) or the next preceding day on which the Company's Common Stock is traded if there is no trade reported on that business day. The purchase price of Common Stock acquired on the open market will be the weighted average price of all shares acquired on the open market by the Broker during the applicable Investment Period.

     If shares are purchased both on the open market and directly from the Company during any Investment Period, then the price per share for such shares will be the weighted average price per share of all such shares.

     14. How many shares of Common Stock will be purchased by the Plan?

     The number of shares to be purchased by the Plan for each participant will equal the amount of the participant's reinvested dividends and optional cash payments, less any deducted administrative fees, divided by the purchase price of the shares. Both whole shares and fractional shares (computed to four decimal places) will be credited by the Plan to the accounts of its participants.

     15. When will purchases be made under the Plan?

     Newly-issued shares will be purchased from the Company on the applicable Investment Date and shares acquired on the open market will be purchased during an investment period commencing on the applicable Investment Date and ending thirty (30) days thereafter (each, an "Investment Period"). Dividends not invested in shares of Common Stock within 30 days of the dividend payment date, optional cash payments not invested in shares of Common Stock within 35 days of receipt, and any funds not invested within an Investment Period, will be promptly returned, without interest, to the participant. Funds to be invested during any Investment Period will be invested to the extent possible before funds from any subsequent Investment Period are invested, and funds related to different Investment Periods will not be pooled for purposes of computing per share prices.

     Investment Dates for optional cash payments shall occur twice a month on the 15th and 30th days of each month (except that the second Investment Date for February will be the last day of the month). Investment Dates for Common Stock dividends and Preferred Stock dividends shall be the dividend payment date. The dividend payment date for Common Stock dividends is normally expected to be the 10th day of March, June, September and December each year, and for Preferred Stock is normally expected to be the 15th day of January, April, July and October each year. If an Investment Date would not be a business day based on the foregoing, the Investment Date will be the next succeeding business day.

     If the Broker is unable to invest all cash dividends or optional cash payments in shares of Common Stock on the open market, the Company may issue shares to make up the difference. If the Company does so, the shares purchased by the Broker shall be allocated to participants on a pro rata basis.

     PARTICIPANTS MAY NOT SELECT THE PRECISE TIME FOR PURCHASES AND A NUMBER OF DAYS MAY ELAPSE BEFORE DIVIDENDS AND OPTIONAL CASH PAYMENTS ARE INVESTED IN SHARES OF COMMON STOCK. INTEREST WILL NOT BE PAID ON CASH DIVIDENDS OR OPTIONAL CASH PAYMENTS PRIOR TO OR AFTER THEIR INVESTMENT IN COMMON STOCK OR IF FOR ANY REASON SUCH DIVIDENDS AND PAYMENTS ARE NOT SO INVESTED. ANY INTEREST EARNED ON DIVIDENDS OR OPTIONAL CASH PAYMENTS WILL BE THE PROPERTY OF THE COMPANY.

DIVIDEND REINVESTMENT

     16. How does the dividend reinvestment feature of the Plan work?

     Cash dividends to be reinvested will remain with the Company if reinvested on the dividend payment date in shares newly issued by the Company. To the extent shares will not be so purchased on the dividend payment date or are to be purchased by the Plan on the open market, cash dividends will be delivered to an escrow account or to the Broker pending investment concurrently with payment of cash dividends to non-participating shareholders. Such dividends will be credited to each participant's account under the Plan and will be automatically reinvested to purchase additional Common Stock on behalf of the participants on or after the applicable Investment Date in the manner described under Question 15. The amount of any United States income tax withholding and any administrative fees will be deducted from the amount of dividends on Common Stock and/or Preferred Stock to determine the amount of dividends to reinvest.

     17. Will participants be credited with dividends on fractional shares?

     Yes. Plan accounts will be credited with dividends on whole shares and fractional shares of Common Stock held in participants' accounts on the applicable record dates.

OPTIONAL CASH PAYMENTS

     18. >How are optional cash payments made?

     Optional cash payments by a participant cannot be less than $25 per payment nor more than a total of $100,000 per calendar year (including for purposes of this limitation the initial payment made by a Non-holder upon enrollment in the
Plan). In the case of Non-holders, the initial cash investment with the Non-holder Enrollment Form must be at least $100.

     Optional cash payments may be made by sending either a check or money order payable to HEI/DRIP, addressed to Hawaiian Electric Industries, Inc., Attn:
Dividend Reinvestment and Stock Purchase Plan, P.O. Box 730, Honolulu, HI 96808-0730. Optional cash payments must not be included in remittances for payment of utility service billings.

     If a participant wishes to make one cash payment of the same amount each month, the participant may use the Plan's automatic debit option. This allows a participant to make one cash payment of the same amount each month by automatic deduction of that amount from the participant's designated bank account. Employees of the Company and certain of its subsidiaries may also make cash payments through payroll deductions or by other means, subject to approval by the Treasurer of the Company or the Administrator.

     The forms to accompany optional cash payments, and to authorize such automatic deduction of optional cash payments, may be obtained from the Administrator at the address noted under Question 4.

     All dividends (unless invested on the dividend payment date in newly issued shares of Common Stock) and optional cash payments will be promptly forwarded to a segregated escrow account or to the Broker to be held for the benefit of the participants pending investment in shares of Common Stock. Any interest earned on such funds prior to their investment is the property of the Company.

     19. When must optional cash payments be received?

     Optional cash payments must be received by the Administrator at least 5 days before the applicable Investment Date in order to be invested on or commencing on that Investment Date. (See Question 15.)

ACCOUNT RECORDS AND REPORTS TO PARTICIPANTS

     20. What records are maintained of a participant's ownership of Common Stock under the Plan?

     The Administrator will maintain an individual account for each participant recording the participant's ownership interests in the Plan.

     21. What kind of reports will be sent to participants in the Plan?

     Participants will receive quarterly statements of account. Monthly statements will also be sent to participants who have made optional cash payments or have had other activity in the account since the last quarterly statement. EACH YEAR, THE STATEMENT REPORTING ON DIVIDENDS PAID AND OPTIONAL CASH PAYMENTS RECEIVED IN DECEMBER WILL ALSO INCLUDE ALL INFORMATION PERTAINING TO A PARTICIPANT'S ACCOUNT FOR THE YEAR AND SHOULD BE RETAINED FOR INCOME TAX PURPOSES. In addition, participants will receive copies of the same communications sent to other holders of Common Stock, including the Company's annual report, notices of meetings of shareholders, proxy statements and information for income tax reporting purposes.

REGISTRATION OF SHARES

     22. Will certificates be issued to participants for shares of Common Stock purchased under the Plan?

     Unless a participant withdraws shares from the Plan or terminates participation in the Plan (See Questions 24-31), certificates for shares of Common Stock purchased under the Plan will not be issued to participants. Instead, shares of Common Stock will be registered in the name of the Trustee as agent for participants in the Plan.

SAFEKEEPING OF SHARES

     23. Does the Plan offer a safekeeping service for shares?

     Yes. A holder of record of Common Stock who submits a Shareholder Authorization Form may elect to transfer such holder's shares without charge to the Trustee for credit to the holder's Plan account and for safekeeping under the Plan. The Trustee also holds for safekeeping the shares purchased through the Plan unless the shares are withdrawn by or distributed to the participant upon termination. (See Question 22.) These safekeeping arrangements protect against loss, theft and destruction of stock certificates. Shares of Preferred Stock may not be transferred to the Trustee for safekeeping.

TERMINATION OF PARTICIPATION IN THE PLAN

     24. When and how may a participant terminate participation in the Plan?

     A participant may terminate participation in the Plan as to all (but not less than all) Common Stock and Preferred Stock by written notification to the Administrator. Any notice of termination received after a dividend record date will be processed as soon as practicable after the dividends payable on the record date have been paid and reinvested in accordance with the Plan.

     25. What occurs following receipt by the Administrator of a participant's written notice of termination of participation in the Plan?

     Within 10 business days after receipt of the notice (or the reinvestment of dividends if the notice is received between the dividend record and payment dates), certificates for shares of Common Stock will be issued to the participant and a cash payment will be made for any fractional share. If a participant's account has less than 10 shares, the Company may elect to issue a cash payment for all the shares. The purchase price for purposes of such cash payments will be the average of the high and low sales prices for Common Stock on the composite tape for stocks listed on the New York Stock Exchange on the last business day prior to the date of payment on which Common Stock is traded. In no case will fractional shares be issued.

     26. Will a participant be allowed to re-enroll in the Plan after terminating participation?

     Termination of participation in the Plan will not preclude re-enrollment, except that the Company reserves the right to reject re-enrollment where in its sole discretion it deems there have been excessive terminations and re-enrollments.

WITHDRAWAL OF SHARES FROM THE PLAN

     27. How does a participant withdraw shares from the Plan?

     To withdraw shares of Common Stock from the Plan, a participant must so notify the Administrator in writing and specify the whole number of shares to be withdrawn.

     28. When may a participant withdraw shares from the Plan?

     A participant may withdraw whole shares of Common Stock from the Plan at any time. However, any notice of withdrawal received by the Administrator between the dividend record and payment dates will not be effective until after the dividends have been paid and reinvested in accordance with the Plan.

     29. How soon after notice of withdrawal of shares is given will the participant receive certificates for shares?

     Certificates for shares will be issued within 10 business days after receipt of the notice (or after the reinvestment of dividends if the notice is received between the dividend record and payment dates). In no case will certificates for fractional shares be issued.

     30. May a participant who withdraws shares from the Plan continue to participate in the Plan?

     Yes. Shares of Common Stock withdrawn from the Plan and registered in the participant's name will continue to participate in the Plan if the participant has so instructed the Administrator pursuant to a Shareholder Authorization Form and has not terminated participation in the manner described under Question 24; otherwise such shares will no longer participate in the Plan.

     31. May a participant who requests the withdrawal of shares under the Plan have the withdrawn shares issued in the name of another person?

     Yes. A participant may do so by submitting a properly completed and executed stock power, with a medallion signature guarantee, and by complying with such other procedures as the Company or Administrator shall establish. The forms necessary to effect any such transfer may be obtained from the Administrator at the address noted under Question 4.

SALE AND OTHER TRANSFER OF SHARES

     32. May a participant sell, pledge, encumber, or otherwise transfer shares of Common Stock credited to such participant's account under the Plan?

     No. A participant wishing to pledge, encumber or otherwise dispose of such shares must first have those shares registered in the participant's or another person's name by withdrawing the shares from the Plan. (See Question 31.)

     33. May a participant receive cash in lieu of shares of Common Stock upon termination of participation in the Plan or withdrawal of shares from the Plan?

     Yes. The participant must submit a request to the Administrator to sell such shares of Common Stock and to distribute to the participant the net cash proceeds from such sale in lieu of shares. The Company currently uses Merrill Lynch to effect sales of shares requested by participants, but may from time to time use other registered broker-dealers to effect sales. No broker-dealer used by the Company to effect such sales will be affiliated with the Company.

     34. If a participant requests a distribution of cash in lieu of certificates for shares, when will the Common Stock be sold?

     Generally within the same period of time that would be required if shares rather than cash were to be distributed. (See Questions 25 and 29).

     35. What amount will be distributed to a participant who requests a distribution of cash in lieu of shares?

     A check representing the selling price of the shares, less the brokerage commission, any withholding required under applicable tax laws and a $10.00 service fee for the handling of each such request, will be sent to the participant at the end of the settlement period.

     36. What happens if a participant sells or transfers all of the shares registered in the participant's name?

     Until the shares are withdrawn from the Plan or the participant terminates participation in the Plan, such shares will continue to participate in the Plan and dividends thereon will continue to be reinvested in accordance with the participant's instructions.

VOTING OF SHARES IN THE PLAN; TENDER OFFERS

     37. How will a participant's shares of Common Stock be voted at meetings of shareholders of the Company?

     Participants will be sent notices of meetings, proxy statements and proxy forms for each shareholders' meeting. Shares registered in a participant's name will be voted directly by the participant. Shares held by the Trustee for a participant will be voted in accordance with the participant's instructions on a proxy form duly signed by the participant. In the absence of such instructions, the Trustee will be deemed instructed to vote shares the same way the participant votes shares registered in the participant's name. In the absence of any such instructions, the

Trustee will vote shares in the same proportion as it votes shares as to which it has received instructions from other participants.

     38. What arrangements will be made in the event of the commencement of a tender offer for shares of Common Stock held in the Plan?

     The Company or the Trustee will notify each participant of the commencement of the tender offer and will provide a means by which participants may direct the Trustee whether or not to tender the Company's Common Stock credited to their accounts.

STOCK DIVIDENDS AND STOCK SPLITS

     39. What happens to participants' accounts if the Company issues a stock dividend or declares a stock split?

     Any stock dividends or split shares distributed by the Company on shares of Common Stock credited to the account of a participant under the Plan will be added to the participant's account.

ADJUSTMENT OF NUMBER AND KIND OF REGISTERED SECURITIES

     40. Under what circumstances may the Company adjust the number and/or kind of registered securities?

     The Company may make appropriate and proportionate adjustments to the number or kind of securities registered with the Commission if there is a decrease in the number of outstanding shares of Common Stock, an exchange of such shares or a distribution with respect to such shares as a result of any merger, recapitalization, stock dividend, stock split, reverse stock split or other distribution. Any such adjustment will be subject to federal and state securities laws requirements.

INTERPRETATION, MODIFICATION, SUSPENSION OR TERMINATION OF THE PLAN

     41. To what extent may the Plan be modified, suspended or terminated by the Company?

     The Company reserves the right to suspend, modify or terminate, or make additions to, the Plan at any time, and the Treasurer of the Company may interpret the Plan and make additions thereto which are not inconsistent with its provisions. All participants will receive notice of any such suspension, modification, or termination. Upon termination of the Plan by the Company, certificates for whole shares credited to a participant's account under the Plan will be issued and cash payments will be made in the same manner as if each participant had terminated participation in the Plan.

LIMITATION OF LIABILITY

     42. What limitations of liability exist under the Plan?

     Neither the Company nor the Administrator nor the Trustee nor any of their respective officers, directors, representatives, employees or agents shall be liable for any damages resulting from any act or omission in connection with the Plan in the absence of bad faith or gross negligence, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon the participant's death, the price or timing at which shares are purchased for participants' accounts or fluctuations in the market value of shares. However, the foregoing in no way affects a participant's right to bring a cause of action based on alleged violations of federal securities laws.

     PARTICIPANTS SHOULD RECOGNIZE THAT NEITHER THE COMPANY, THE ADMINISTRATOR, THE BROKER NOR THE TRUSTEE CAN ASSURE THEM OF A PROFIT OR PROTECT THEM AGAINST A LOSS ON SHARES PURCHASED FOR THEIR ACCOUNT UNDER THE PLAN.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a brief summary, under the Internal Revenue Code of 1986, as amended (the "Code"), of certain applicable federal income tax aspects of participating in the Plan. IN ADDITION, THERE MAY BE FOREIGN, STATE AND LOCAL LAWS APPLICABLE TO PARTICIPATION IN THE PLAN. SINCE INDIVIDUAL TAX SITUATIONS MAY VARY, AND SINCE PROVISIONS OF THE CODE AND OTHER TAX LAWS MAY BE MODIFIED BY SUBSEQUENT AMENDMENTS, PARTICIPANTS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS FOR ADVICE ON APPLICABLE FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES OF THEIR PARTICIPATION IN THE PLAN.

     A participant will be required to include in income for federal income tax purposes Common Stock dividends whether cash is received or such amount is applied to the purchase of shares (or to payment of administrative costs of the Plan). In addition, to the extent shares are purchased on the open market with optional cash payments or reinvested dividends, a participant may be deemed to have received a dividend distribution on the date of purchase in the amount of the participant's pro rata share of the brokerage commissions paid by the Company.

     A participant's tax basis for shares of Common Stock purchased pursuant to the Plan will be equal to the amount of reinvested dividends or optional cash payments used to purchase such shares and the amount of brokerage commissions paid by the Company and taxed as a dividend to the participant. A participant's holding period for shares purchased with optional cash payments or Preferred Stock dividends will begin on the date after the shares are purchased. A participant's holding period for shares purchased with Common Stock dividends will begin on the date following the date of distribution of the dividends. In the event shares are purchased on the open market, the holding period for the shares will begin no later than the day after the date such shares are credited to the participant's account.

     A participant will not realize any taxable income upon receipt of certificates for shares credited to the participant's account. Gain or loss will be recognized when the shares of Common Stock from the participant's account are sold pursuant to the terms of the Plan.

     In the case of participants whose dividends are subject to tax withholding, such as United States income tax withholding on foreign shareholders or 31% backup withholding, the amount of such tax withholding is deducted from the dividends and the balance is reinvested. Statements of account for those participants indicate the amount withheld.

                                USE OF PROCEEDS

     It is anticipated that the Common Stock offered hereby will be sold by the Company over a period of approximately two years from the date hereof, but the Company does not know precisely the number of shares that will ultimately be sold under the Plan or the prices at which shares will be sold. The net proceeds from the direct sale by the Company to the Plan of authorized but unissued shares of Common Stock will broaden and strengthen the equity base of the Company and are expected to be used primarily to help finance the capital expenditure and growth programs of its subsidiaries and for working capital and general corporate purposes, including the reduction or deferral of short-term borrowings that might otherwise be required.

                              PLAN OF DISTRIBUTION

     The Company may from time to time inform the general public about the Plan through announcements, newspaper advertisements, circulars, notices and investor fairs. The Company may also from time to time inform those prospective participants with whom the Company has a pre-existing, continuing relationship, such as shareholders, customers and employees of the Company or its subsidiaries, about the Plan by including information with other regular written communications with them, such as billing statements, annual reports and payroll stubs.

                            VALIDITY OF COMMON STOCK

     Counsel for the Company, Goodsill Anderson Quinn & Stifel, Honolulu, Hawaii, has rendered an opinion (filed as an Exhibit to the Registration Statement of which this Prospectus is a part) to the effect that the Common Stock offered hereby, when purchased by the Plan in the manner described in this Prospectus, will be duly and validly issued, fully paid and nonassessable.

                                    EXPERTS

     The consolidated financial statements and schedules of HEI and its subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, which financial statements and schedules have been incorporated by reference and included, respectively, in HEI's Annual Report on Form 10-K for the year ended December 31, 1994, have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The reports of KPMG Peat Marwick LLP covering the December 31, 1994 consolidated financial statements and schedules of HEI referred to changes in the methods of accounting for income taxes and postretirement benefits other than pensions.

------------------------------------------------------
------------------------------------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Cover Page of Prospectus........................    1
Available Information...........................    2
Incorporation of Certain Documents by
  Reference.....................................    2
The Company.....................................    3
Description of the Plan.........................    4
  Purpose of the Plan...........................    4
  Certain Features of the Plan..................    4
  Administration of the Plan....................    5
  Participation in the Plan.....................    5
  Fees and Charges..............................    7
  Purchases under the Plan......................    7
  Dividend Reinvestment.........................    8
  Optional Cash Payments........................    9
  Account Records and Reports to Participants...   10
  Registration of Shares........................   10
  Safekeeping of Shares.........................   10
  Termination of Participation in the Plan......   10
  Withdrawal of Shares from the Plan............   11
  Sale and Other Transfer of Shares.............   12
  Voting of Shares in the Plan; Tender Offers...   12
  Stock Dividends and Stock Splits..............   13
  Adjustment of Number and Kind of Registered
    Securities..................................   13
  Interpretation, Modification, Suspension or
    Termination of the Plan.....................   13
  Limitation of Liability.......................   13
Federal Income Tax Considerations...............   14
Use of Proceeds.................................   15
Plan of Distribution............................   15
Validity of Common Stock........................   15
Experts.........................................   15
               ------------------------
  NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY
  SALES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE
ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE
AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT
THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME
SUBSEQUENT TO THE DATE HEREOF. NO PERSON HAS BEEN
AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS, OTHER THAN AS CONTAINED IN THIS
PROSPECTUS AND IN OTHER DOCUMENTS RELATING TO THE PLAN
DELIVERED TO ELIGIBLE PARTIES AND FILED WITH THE
SECURITIES AND EXCHANGE COMMISSION, IN CONNECTION WITH
THIS OFFER, AND, IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED UPON. THIS
PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A
SOLICITATION OF AN OFFER TO BUY, THE SECURITIES TO
WHICH THIS PROSPECTUS RELATES IN ANY STATE TO ANY
PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR
SOLICITATION IN SUCH STATE.
------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

(LOGO)     HAWAIIAN ELECTRIC INDUSTRIES, INC.
                 DIVIDEND REINVESTMENT
                AND STOCK PURCHASE PLAN
                   DECEMBER 27, 1995

------------------------------------------------------
------------------------------------------------------